================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                 SCHEDULE 14D-9
                                 (RULE 14D-101)
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                            -------------------------

                             LITTON INDUSTRIES, INC.
                            (Name of Subject Company)

                             LITTON INDUSTRIES, INC.
                        (Name of Person Filing Statement)

                            -------------------------

                      COMMON STOCK, $1 PAR VALUE PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
         SERIES B $2 CUMULATIVE PREFERRED STOCK, $5 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                            -------------------------

                            538021106 (COMMON STOCK)
                           538021403 (PREFERRED STOCK)
                      (CUSIP Number of Class of Securities)

                            -------------------------

                              JOHN E. PRESTON, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             LITTON INDUSTRIES, INC.
                             21240 BURBANK BOULEVARD
                      WOODLAND HILLS, CALIFORNIA 91367-6675
                                 (818) 598-5000
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                    Copy to:
                              DANIEL A. NEFF, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                            -------------------------

[X] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


================================================================================

ITEM 1.  SUBJECT COMPANY INFORMATION.

N/A

ITEM 9.  EXHIBITS

Exhibit 99.1 Joint Press Release issued by Northrop Grumman Corporation and Litton Industries, Inc. on December 21, 2000.














                                      -2-